Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

of Summit Materials, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-202669 and No. 333-210036) on Form S-8  and registration statements (No. 333-210038 and 333-215437) on Form S-3 of Summit Materials, Inc. of our:

Report dated February 28, 2017, with respect to the consolidated balance sheets of Summit Materials, Inc. and subsidiaries as of December 31, 2016 and January 2, 2016, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in redeemable noncontrolling interest and stockholders’ equity for each of the fiscal years ended December 31, 2016, January 2, 2016 and December 27, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of Summit Materials, Inc.

Report dated February 28, 2017, with respect to the effectiveness of internal control over financial reporting of Summit Materials, Inc. and subsidiaries as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Summit Materials, Inc.

Report dated February 28, 2017, with respect to the consolidated balance sheets of Summit Materials, LLC and subsidiaries as of December 31, 2016 and January 2, 2016, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in redeemable noncontrolling interest and members’ interest for each of the fiscal years ended December 31, 2016, January 2, 2016 and December 27, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of Summit Materials, Inc.

/s/ KPMG LLP

Denver, Colorado

February 28, 2017